As filed with the Securities and Exchange Commission on May 23, 1996
                              Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ______________________

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             ______________________

                              ENGELHARD CORPORATION
             (Exact name of Registrant as specified in its charter)

            Delaware                                         22-1586002
(State or other jurisdiction of                             (IRS Employer
 incorporation or organization)                           Identification No.)

                                 101 Wood Avenue
                            Iselin, New Jersey 08830
                                 (908) 205-6000

                  (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                               _________________________

                             Arthur A. Dornbusch, II
                  Vice President, General Counsel and Secretary
                              Engelhard Corporation
                                 101 Wood Avenue
                            Iselin, New Jersey 08830
                                 (908) 205-6000

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                            _________________________

                                   Copies to:

                                 James J. Clark
                             Cahill Gordon & Reindel
                                 80 Pine Street
                            New York, New York 10005
                                 (212) 701-3000
                            _________________________

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement, as determined by market condi- tions and other factors.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. / /

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effec-tive registration Statement for the same offering. / /

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /_/

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /X/

                                           CALCULATION OF REGISTRATION FEE
                                                   ---------------
- ----------------------------------------------------------------------------------------
Title of Each Class                              Proposed Maximum    Proposed Maximum      Amount of
of Securities                   Amount to be     Offering Price      Aggregate Offering    Registration
to be Registered                Registered(1)    Per Unit (2)        Price (3)             Fee (4)
- -------------------------------------------------------------------------------------------------------
Debt Securities..............    $250,000,000             --         $250,000,000          $86,207
Common Stock (par value
  $1.00 per share)...........              --             --                   --               --
- --------------------------------------------------------------------------------------------------------

(1) There is being registered hereunder up to $250,000,000 aggregate initial offering price of Debt Securities or the equivalent thereof in one or more foreign or composite currencies (which may be senior or subordinated). There is also being registered hereunder an indeterminate number of shares of Common Stock as may be issuable upon conversion or redemption of certain Debt Securities registered hereby.

(2) The proposed maximum offering price per unit will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder.

(3) Estimated solely for purposes of computing the registration fee. No separate consideration will be received for shares of Common Stock issued upon conversion or redemption of Debt Securities.

(4) The registration fee has been calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended, and reflects the offering price rather than the principal amount of any Debt Securities issued at a discount.

      The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

      Pursuant to Rule 429 of the rules and regulations of the Securities and Exchange Commission under the Securities Act of 1933, as amended, the prospectus included in this registration statement also relates to $100,000,000 principal amount of unissued debt securities previously registered under Registrant's registration statement on Form S-3 (File No. 33-58507), for which a registration fee of $34,483 was previously paid.

                 SUBJECT TO COMPLETION, DATED MAY 23, 1996


                              $350,000,000

                         ENGELHARD CORPORATION

                            Debt Securities



            Engelhard Corporation ("Engelhard" or the "Company") may offer, from time to time, in one or more series, its unse-cured senior debt securities (the "Senior Debt Securities") and its unsecured subordinated debt securities (the "Subordinated Debt Securities" and, together with the Senior Debt Securities, the "Debt Securities"). The Debt Securities may be redeemable for, exchangeable or convertible into shares of Common Stock, par value $1.00 per share ("Common Stock"), and, to the extent applicable, references herein to the Debt Securities also include a reference to Common Stock issuable upon any such redemption, conversion or exchange. The Debt Securities will have a maximum aggregate offering price of $350,000,000 (or the equivalent thereof in one or more foreign or composite curren-
cies) and will be offered on terms to be determined by market conditions at the time of sale. The Debt Securities may be offered separately or together, in separate series, in amounts and at prices and on terms to be set forth in an accompanying prospectus supplement (a "Prospectus Supplement"). In addi-tion, the specific terms of the Debt Securities in respect of which this Prospectus is being delivered, and whether such Debt Securities will be listed on a national securities exchange, will be set forth in an accompanying Prospectus Supplement.

            The Senior Debt Securities, if issued, will rank equally and ratably with all other unsecured and unsubordinated indebtedness of the Company, and the Subordinated Debt Securi-ties, if issued, will be unsecured and subordinated to all pre-sent and future Senior Indebtedness (as defined) of the Com-pany. See "Description of Securities."

                          ___________________

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
    COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
        OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
           ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                 OFFENSE.
                         ____________________

            The Debt Securities may be sold directly, through agents from time to time or through underwriters and/or deal-ers. If any agent of the Company or any underwriter is involved in the sale of the Debt Securities, the name of such agent or underwriter and any applicable commission or discount will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution."
                        ____________________

            The date of this Prospectus is [           ], 1996.

            No dealer, salesman, or any other person has been authorized to give any information or to make any representa-tions other than those contained or incorporated by reference in this Prospectus and, if given or made, such information or representations must not be relied upon as having been autho-rized by the Company or any underwriter, dealer, or agent.
This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy Debt Securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or in which the person making the offer or solicita-tion is not qualified to do so or to any person to whom it is unlawful to make the offer or solicitation.


                           AVAILABLE INFORMATION

            The Company is subject to the informational require-ments of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission") relating to its business, financial posi-tion, results of operations and other matters. Such reports and other information can be inspected and copied at the Public Reference Section maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its Regional Offices located at Citicorp Center, 500 West Madi-son Street, Chicago, Illinois 60661, and 7 World Trade Center, 15th Floor, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Common Stock of the Company is listed on the New York Stock Exchange and such material can also be inspected at the office of such exchange at 20 Broad Street, New York, New York 10005.

            The Company has filed with the Commission a registra-tion statement (the "Registration Statement") under the Securi-ties Act of 1933, as amended, with respect to the Debt Securi-ties covered by this Prospectus. This Prospectus does not con-tain all the information set forth in the Registration State-ment, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Debt Securities covered by this Prospectus.

              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

            The Company hereby incorporates by reference herein its Annual Report on Form 10-K for the fiscal year ended December 31, 1995 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 1996. All documents filed by the Com-pany pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and before the termination of the offering of the securities offered hereby shall be deemed incorporated herein by reference, and such doc-uments shall be deemed to be a part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for pur-poses of this Prospectus to the extent that a statement con-tained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modi-fied or superseded, to constitute a part of this Prospectus.

            The Company will provide without charge to each per-son to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the above documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifi-cally incorporated by reference into such documents that this Prospectus incorporates). Written or oral requests should be directed to: Investor Relations, Engelhard Corporation, 101 Wood Avenue, Iselin N.J. 08830, telephone number
(908) 205-6000.

                                THE COMPANY


            Engelhard develops, manufactures and markets technology-based specialty chemical products and engineered materials for a wide spectrum of industrial customers, and pro-vides services to precious and base metals customers and mar-kets energy-related services. The Company operates on a world-wide basis with corporate and operating headquarters and prin-cipal manufacturing facilities and mineral reserves in the United States with other operations conducted in the European Community, the Russian Federation and the Asia-Pacific region.

            The Company's businesses are organized into three segments -- Catalysts and Chemicals, Pigments and Additives, and Engineered Materials and Industrial Commodities Management
(formerly Precious Metals Management).

            The Catalysts and Chemicals segment comprises three principal product groups: the Environmental Technologies Group, consisting of Automotive Emission Systems, Heavy Duty Power Systems and Process Emission Systems, serving the automo-tive, light and heavy duty truck, aircraft, off-road vehicle, power generation and process industries; the Petroleum Cata-lysts Group, serving the petroleum refining industries; and the Chemical Catalysts Group, serving the chemical, petrochemical, pharmaceutical and food processing industries. Environmental technology catalysts are used in applications such as the abatement of carbon monoxide, oxides of nitrogen and hydrocar-bons from gasoline, diesel and alternate fueled vehicle exhaust gases to meet emission control standards. These catalysts are also used for the removal of odors, fumes and pollutants gener-ated by a variety of process industries including but not lim-ited to the painting of automobiles, appliances and other equipment; printing processes; the manufacture of nitric acid and tires, in the curing of polymers; and power generation sources. The petroleum refining catalyst products consist of a variety of catalysts and processes used in the petroleum refin-ing industry. The principal products are zeolitic fluid crack-ing catalysts which are widely used to provide economics in petroleum processing. The chemical catalysts products consist of catalysts and sorbents used in the production of a variety of products or intermediates, including synthetic fibers, fra-grances, antibiotics, vitamins, polymers, plastics, detergents, fuels and lube oils, solvents, oleochemicals and edible products.

            The Pigments and Additives segment comprises two principal product groups: the Paper Pigments and Chemicals Group, serving the paper industry and the Specialty Minerals and Colors Group, serving the plastics, coatings, paint and allied industries. Paper pigments and chemicals products con-sist primarily of coating and extender pigments. Specialty minerals and colors kaolin based products are used as pigments and extenders for a variety of purposes in the manufacture of plastic, rubber, ink, ceramic, adhesive products and in paint.

            The Engineered Materials and Industrial Commodities Management segment includes the Engineered Materials Group, serving a broad spectrum of industries and the Industrial Com-modities Management Group, which is responsible for precious and base metals sourcing and dealing, for managing the precious and base metals requirements of the Company and its customers, and for power marketing. The products of the Engineered Mate-rials Group consist primarily of metal-based materials such as temperature-sensing devices, precious metals coating and elec-troplating materials, conductive pastes and powders and brazing alloys. In June 1995 the Company formed a 50/50 joint venture with CLAL, a Paris-based precious metal fabricator. The joint venture combined most of the assets of the Engineered Materials business with CLAL. The Industrial Commodities Management Group is responsible for procuring precious and base metals to meet the requirements of the Company's operations and its cus-tomers. The Industrial Commodities Management Group also engages in precious and base metals dealing operations with industrial consumers, dealers, central banks, miners and refin-ers. It also participates in refining of precious metals and marketing of energy-related services.

            Engelhard was organized under the laws of the State of Delaware in 1938. The Company's address is 101 Wood Avenue, Iselin, New Jersey 08830, and its telephone number is (908) 205-6000. Unless otherwise indicated or the context otherwise requires, all references to "Engelhard" or the "Company" herein shall be deemed to refer to Engelhard Corporation and its con-solidated subsidiaries.

                                 USE OF PROCEEDS

            Except as otherwise described in the accompanying Prospectus Supplement, the net proceeds from the sale of the Debt Securities will be used by the Company for general corpo-rate purposes, which may include the reduction of outstanding indebtedness, working capital increases, capital expenditures and acquisitions.

                    RATIO OF EARNINGS TO FIXED CHARGES

            The following table sets forth the ratio of earnings to fixed charges for the Company for the periods indicated. In the calculation of the Company's ratio of earnings to fixed charges, "earnings" consist of income from continuing opera-tions before income taxes and fixed charges (excluding capital-ized interest) and "fixed charges" consist of interest expense, including the interest portion of rental obligations deemed representative of the interest factor.

            Three Months          Year Ended December 31,
               Ended          -------------------------------------
           March 31, 1996     1995    1994    1993    1992     1991
           --------------     ----    ----    ----    ----     ----
                5.28          6.05    6.79    (a)     7.26     5.45

(a) For fiscal 1993, earnings were insufficient to cover fixed charges by approximately $8.3 million. Earnings in 1993 were negatively impacted by a charge of approximately $148 million for the realignment and consolidation of busi-nesses and environmental matters. Without such charge, the ratio of earnings to fixed charges for fiscal 1993 would have been 7.14.


                         DESCRIPTION OF SECURITIES

            Senior Debt Securities may be issued from time to time in one or more series under an indenture (the "Senior Indenture"), between the Company and The Chase Manhattan Bank, N.A. (the "Senior Trustee"). The Senior Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. Subordinated Debt Securities may be issued from time to time in one or more series under an inden-ture (the "Subordinated Indenture") between the Company and a trustee to be identified in the applicable Prospectus Supple-ment (the "Subordinated Trustee"). The Subordinated Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Senior Indenture and the Subordinated Indenture are sometimes referred to collectively as the "Indentures," and the Senior Trustee and the Subordi-nated Trustee are sometimes referred to collectively as the "Trustees." The statements under this caption are brief summaries of certain provisions contained in the Indentures, do not purport to be complete and are qualified in their entirety by reference to the Indentures, including the definitions therein of certain terms, copies of which are included or incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part. Capitalized terms used herein and not defined shall have the meanings assigned to them in the relevant Indenture. The particular terms of the Debt Securities and any variations from such gen-eral provisions applicable to any series of Debt Securities will be set forth in the Prospectus Supplement with respect to such series.

General

            Each Indenture provides for the issuance of Debt Securities in one or more series with the same or various maturities at par or at a discount. Any Debt Securities bear-ing no interest or interest at a rate which at the time of issuance is below market rates will be sold at a discount (which may be substantial) from their stated principal amount. Federal income tax consequences and other special consider-ations applicable to any such discounted Debt Securities ("Dis-counted Securities") will be described in the Prospectus Sup-plement relating thereto. Neither Indenture limits the amount of Debt Securities that can be issued thereunder. Reference is made to the Prospectus Supplement for the following terms, if applicable, of the Debt Securities offered thereby: (1) the designation, aggregate principal amount, currency or composite currency and denominations; (2) the price at which such Debt Securities will be issued; (3) any index, formula or other method used for determining amounts of principal or interest payable on the Debt Securities; (4) the maturity date and other dates, if any, on which principal will be payable; (5) the interest rate or rates (which may be fixed or variable), if any, and the date or dates from which interest will accrue and on which interest will be payable, and the record dates for the payment of interest; (6) the manner of paying principal or interest; (7) the place or places where principal and interest will be payable; (8) the terms of any mandatory or optional redemption by the Company; (9) the terms of any repayment at the option of holders; (10) whether such Debt Securities are to be issuable as registered Debt Securities, bearer Debt Securi-ties, or both, and whether and upon what terms registered Debt Securities may be exchanged for bearer Debt Securities and vice versa; (11) whether such Debt Securities are to be represented in whole or in part by a Debt Security in global form and, if so, the identity of the depositary ("Depositary") for any glo-bal Debt Security; (12) any tax indemnity provisions; (13) if the Debt Securities provide that payments of principal or interest may be made in a currency other than that in which Debt Securities are denominated, the manner for determining such payments; (14) the portion of principal payable upon acceleration of a Discounted Security; (15) whether and upon what terms Debt Securities may be defeased; (16) any events of default or restrictive covenants in addition to or in lieu of those set forth in the applicable Indenture; (17) provisions for electronic issuance of Debt Securities or for Debt Securi-ties in uncertificated form; (18) the terms, if any, upon which the Debt Securities will be convertible into or exchangeable for Common Stock of the Company; and (19) any additional provi-sions or other terms not inconsistent with the provisions of the applicable Indenture, including any terms that may be required or advisable under United States or other applicable laws or regulations or advisable in connection with the market-ing of the Debt Securities.

Ranking of Debt Securities

            The Senior Debt Securities will be unsecured and will rank equally and ratably with other unsecured and unsubordinated debt of the Company. The Subordinated Debt Securities will be subordinate in right of payment to all Senior Indebtedness of the Company. "Senior Indebtedness" of the Company is defined to mean the principal of (and premium, if any) and interest on (a) any and all indebtedness and obli-gations of the Company (including indebtedness of others guar-anteed by the Company), whether or not contingent and whether outstanding on the date of the Subordinated Indenture or there-after created, incurred or assumed, which (i) are for money borrowed; (ii) are evidenced by any bond, note, debenture or similar instrument; (iii) represent the unpaid balance on the purchase price of any property, business, or asset of any kind;
(iv) are obligations of the Company as lessee under any and all leases of property, equipment or other assets required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles; (v) are reimbursement obliga-tions of the Company with respect to letters of credit; and (b) any deferrals, amendments, renewals, extensions, modifications and refundings of any indebtedness or obligations of the types referred to above; provided that Senior Indebtedness shall not include (i) Subordinated Debt Securities; (ii) any indebtedness or obligation of the Company which, by its express terms or the express terms of the instrument creating or evidencing it, is not superior in right of payment to the Subordinated Debt Secu-rities; or (iii) any indebtedness or obligation incurred by the Company in connection with the purchase of assets, materials or services in the ordinary course of business and which consti-tutes a trade payable. The Subordinated Indenture does not contain any limitation on the amount of Senior Indebtedness which may be hereafter incurred by the Company. In the event of any default in the payment of the principal of, or interest on, any Senior Indebtedness in an aggregate principal amount of at least $50,000,000 or any default permitting the acceleration of Senior Indebtedness in an aggregate amount of at least $50,000,000 where notice of such default has been given to the Company, no payment with respect to the principal of or inter-est on the Subordinated Debt Securities will be made by the Company unless and until such default has been cured or waived. Upon any payment or distribution of the Company's assets to creditors of the Company in a liquidation or dissolution of the Company, or in a reorganization, bankruptcy, insolvency, receivership or similar proceeding relating to the Company or its property, whether voluntary or involuntary, the holders of Senior Indebtedness will first be entitled to receive payment in full of all amounts due thereon before the holders of the Subordinated Debt Securities will be entitled to receive any payment upon the principal of or premium, if any, or interest on the Subordinated Debt Securities. By reason of such subor-dination, in the event of insolvency of the Company, holders of Senior Indebtedness of the Company may receive more, ratably, and holders of the Subordinated Debt Securities may receive less, ratably, than the other creditors of the Company. Such subordination will not prevent the occurrence of any Event of Default in respect of the Subordinated Debt Securities.

Covenants

            The Senior Indenture contains, among others, the cov-enants summarized below, which will be applicable (unless waived or amended) so long as any of the Senior Debt Securities are outstanding, unless stated otherwise in the Prospectus
Supplement.

            Limitations on Liens and Encumbrances. The Company covenants that it will not nor will it permit any Subsidiary, directly or indirectly, to incur or create any Lien on any property, assets or stock now owned or hereafter acquired by the Company or any of its Subsidiaries without equally and rat-ably securing all series of Senior Debt Securities then out-standing with the indebtedness secured by such Lien, other than: (a) Liens for taxes or assessments and similar charges either (i) not delinquent or (ii) being contested in good faith by appropriate proceedings and as to which the Company or such Subsidiary, as the case may be, shall have set aside on its books adequate reserves; (b) Liens incurred or pledges and deposits made in connection with workmen's compensation, unem-ployment insurance, old-age pensions and social security bene-fits or securing the performance of bids, tenders, leases, con-tracts (other than for obligations incurred in connection with the borrowing of money or the obtaining of advances or credit), and statutory obligations of like nature, incurred as an inci-dent to and in the ordinary course of business; (c) materialmen's, mechanics', repairmen's, employees', operators' or other similar Liens or charges arising in the ordinary course of business incidental to construction, maintenance or operation of any property of the Company or any Subsidiary which have not at the time been filed pursuant to law and any such Liens and charges incidental to construction, maintenance or operation of any property of the Company or any Subsidiary, which, although filed, relate to obligations not yet due or the payment of which is being withheld as provided by law, or to obligations the validity of which is being contested in good faith by appropriate proceedings; (d) zoning restrictions, easements, licenses, reservations, provisions, covenants, con-ditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold inter-ests, mortgages, obligations, Liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under or asserted by a landlord or owner of the leased property, with or without consent of the lessee), which will not individually or in the aggregate interfere materially with the use or operation by the Company or any Subsidiary of the property affected thereby for the purposes for which such property was acquired or is held by the Company or any Subsid-iary; (e) Liens created by or resulting from any litigation or proceeding which is being contested in good faith by appropri-ate proceedings and as to which levy and execution have been stayed and continue to be stayed; (f) Liens consisting of repurchase agreements, swaps or other obligations entered into in the ordinary course of business relating to precious metals purchased, borrowed or otherwise held by the Company or any Subsidiary; (g) Liens incidental to the conduct of its business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit and which do not in the aggre-gate materially detract from the value of the property or assets subject thereto or materially impair the use thereof in the operation of its business; (h) Liens on property or assets of a Subsidiary to secure obligations of such Subsidiary to the Company or another Subsidiary; (i) Liens arising in connection with letter of credit trade transactions, provided that the Company or its Subsidiary, as the case may be, discharges within 60 days its obligation to pay the indebtedness to banks arising from payments made by such banks under such letters of credit; and (j) other Liens, provided that the aggregate of all properties and assets of the Company and the Subsidiaries which are subject to or affected by such Liens and which would prop-erly be classified as assets on a consolidated balance sheet prepared in accordance with generally accepted accounting prin-ciples as in effect on the date of the Senior Indenture (including all leases (other than leases of office space and leases of research and development facilities, if any) that would be required to be reflected as capital leases pursuant to such principles) does not at any time have a value on the books of the Company and its Subsidiaries in excess of 25% of the Consolidated Tangible Net Worth of the Company and its Subsid-iaries calculated for the quarter most recently ended.

            Limitations on Sale and Leaseback Transactions. The Company covenants that it will not, and will not permit any Significant Subsidiary to, directly or indirectly, sell or transfer (other than to the Company or a Significant Subsid-iary) any Principal Property with the intention that the Com-pany or any Significant Subsidiary take back a lease thereof which (i) has a term of more than three years or (ii) is renew-able at the option of the Company or such Significant Subsid-iary for an aggregate period or periods of more than three years from the date of commencement thereof unless (a) the Com-pany promptly gives notice thereof to the Senior Trustee, and either (b) the Principal Property owned by the Company or a Significant Subsidiary immediately prior to such sale could have been subjected to a Lien to secure indebtedness without being required to equally and ratably secure Senior Debt Secu-rities pursuant to the limitations described under "Limitations on Liens and Encumbrances" or (c) the net proceeds of such sale are applied within 270 days either before or after the effec-tive date of any such transaction (i) to the retirement of indebtedness of the Company or any Subsidiary (other than secu-rities of any series at the time outstanding) or (ii) to the redemption of Senior Debt Securities of any series at the time outstanding, if permissible under the Indenture and the terms of Securities of such series, at a redemption price equal to the principal amount thereof plus the then applicable premium, if any, together with accrued interest, if any, or (iii) to the purchase of property, securities or other assets having a value at least equal to the net proceeds of such sale, or (d) the Company shall deliver to the Senior Trustee for cancellation Senior Debt Securities of any series at the time outstanding in an aggregate principal amount at least equal to the net pro-ceeds of such sale (less any amounts applied in accordance with clause (c)).

            Certain Definitions. The term "Consolidated Tangible Net Worth" means the excess of (i) the consolidated net book value of the assets of the Company and its Subsidiaries (other than patents, patent rights, trademarks, trade names, fran-chises, copyrights, licenses, permits, goodwill and other intangible assets classified as such in accordance with gener-ally accepted accounting principles as in effect on the date of the Senior Indenture) after all appropriate deductions in accordance with generally accepted accounting principles as in effect on the date of the Senior Indenture (including, without limitation, reserves for doubtful receivables, obsolescence, depreciation and amortization) plus the amount, if any, by which the market value of precious metals inventories and investments exceeds the carrying value of those metals on the consolidated books of account of the Company over (ii) the con-solidated liabilities (including tax and other proper accruals but excluding the accumulated postretirement benefit obligation resulting from the application of the provisions of FAS No. 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions") of the Company and its Subsidiaries, in each case computed and consolidated in accordance with generally accepted accounting principles as in effect on the date of the Senior Indenture. The term "Lien" means any mortgage, pledge, secu-rity interest, encumbrance, lien or charge of any kind whatso-ever (including any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction), but in no event shall "Lien" include any defeasance pursuant to Article 8 of the Senior Indenture. The term "Principal Property" means, with certain exceptions, any manufacturing plant or warehouse owned at the date hereof or hereafter acquired by the Company or any Significant Subsidiary which is located within the United
States and the gross book value of which (before deduction of any applicable depreciation reserves) is in excess of 5% of the Company's Consolidated Tangible Net Worth. The term "Signifi-cant Subsidiary" shall have the meaning assigned to such term in Regulation S-X promulgated under the Securities Act of 1933, as amended. The term "Subsidiary" means any corporation, association or other business entity, a majority (by number of votes) of the voting stock or control of which is at the time owned or controlled by the Company or another Subsidiary of the Company.

Global Securities

            The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities ("Global Securities") that will be deposited with, or on behalf of, the Depositary identified in the Prospectus Supplement relating to such series. Global Securities will be issued in registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for Debt Securities in permanent form, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a suc-cessor of such Depositary or a nominee of such successor.

            The specific terms of the depositary arrangement with respect to Debt Securities of a series will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all depositary arrangements.

            Upon the issuance of a Global Security, the Deposi-tary for such Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Secu-rity to the accounts of institutions that have accounts with such Depositary ("Participants"). The accounts to be credited shall be designated by the underwriters of such Debt Securi-ties, by certain agents of the Company or by the Company, if such Debt Securities are offered and sold directly by the Com-pany. Ownership of beneficial interests in a Global Security will be limited to Participants or persons that may hold inter-ests through Participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records main-tained by the Depositary with respect to Participants' benefi-cial interests. The laws of some states require that certain purchasers of securities take physical delivery of such securi-ties in definitive form. Such ownership limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

            So long as the Depositary for a Global Security, or its nominee, is the holder of such Global Security, such Depositary or such nominee, as the case may be, will be consid-ered the sole owner or holder of the Debt Securities repre-sented by such Global Security for all purposes under the Indenture governing such Debt Securities. Except as set forth below, owners of beneficial interests in a Global Security will not be entitled to have Debt Securities of the series repre-sented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture governing such Debt Securities.

            Principal, premium, if any, and interest payments on Debt Securities registered in the name of or held by a Deposi-tary or its nominee will be made to the Depositary or its nomi-nee, as the case may be, as the registered holder of the Global Security representing such Debt Securities. The Company expects that the Depositary for Debt Securities of a series, upon receipt of any payment of principal, premium, if any, or interest in respect of a Global Security, will immediately credit Participants' accounts with payments in amounts propor-tionate to their respective beneficial interest in the princi-pal amount of such Global Security as shown on the records of such Depositary. The Company also expects that payments by Participants to owners of beneficial interests in such Global Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participants. None of the Company, the Trustee for such Debt Securities or any paying agent or any registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or pay-ments made on account of beneficial ownership interest in a Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such benefi-cial ownership interests.

            If a Depositary for Debt Securities of a series is at any time unwilling or unable to continue as a Depositary and a successor Depositary is not appointed by the Company within 90 days, the Company will issue Debt Securities of such series in definitive form in exchange for the Global Security or Debt Securities representing the Debt Securities of such series rep-resented by one or more Global Securities.

Interest and Foreign Currency

            Principal, premium, if any, and interest will be pay-able, and the Debt Securities will be transferable, in the man-ner described in the Prospectus Supplement relating to such Debt Securities. If the principal of, or premium, if any, or any interest on, any of the Debt Securities is payable in any foreign or composite currency, the restrictions, elections, tax consequences, specific terms and other information with respect to such Debt Securities and such foreign or composite currency will be specified in the applicable Prospectus Supplement.

Consolidation, Merger, Sale or Conveyance

            The Indentures provide that the Company may not con-solidate with or merge into any other person or transfer all or substantially all of its assets to any person, unless (i) the person is organized under the laws of the United States or a State thereof, (ii) the person assumes by supplemental inden-ture all obligations of the Company under the applicable Inden-ture and the Debt Securities and any coupons issued under such Indenture; (iii) immediately after giving effect to such trans-action, no Event of Default, and no event which, after notice or passage of time would become an Event of Default, exists;
and (iv) if, as a result of any such transaction, any property or assets of the Company would become subject to a mortgage, pledge, lien, security interest or other encumbrance which would not be permitted by the Senior Indenture, then the Com-pany or such person, as the case may be, secures the Senior
Debt Securities equally and ratably with or prior to all obli-gations secured by such Lien. The successor shall be substi-tuted for the Company and thereafter all obligations of the Company under the applicable Indenture and the Debt Securities issued under such Indenture shall terminate.

Events of Default

            The following shall constitute Events of Default with respect to Debt Securities of any series: (i) default for a period of 30 days in payment of any interest on the Debt Secu-rities of that series when due; (ii) default in payment of principal of (or premium, if any, on) the Debt Securities of that series when due (whether at maturity, upon redemption or otherwise or in the making of any required sinking fund pay-
ment); (iii) default in performance of any other covenant, con-dition or agreement in the Debt Securities of that series or in the applicable Indenture continued for 60 days after written notice as provided in the Indenture; (iv) a default under any instrument or other evidence of indebtedness for money borrowed by the Company (including a default with respect to Debt Secu-rities of any series other than that series) or under any instrument (including the applicable Indenture) under which there may be issued or by which there may be evidenced or secured any indebtedness for money borrowed by the Company, which default shall involve an amount in excess of $50,000,000 and shall constitute a failure to pay such indebtedness when due and payable after the expiration of any grace period and shall have resulted in the acceleration of such indebtedness, if such accelerated indebtedness is not discharged, or such acceleration is not annulled, within 30 days after written notice as provided in the Indenture; and (v) certain events of bankruptcy, insolvency or reorganization.

            If an Event of Default with respect to Debt Securi-ties of any series at the time outstanding shall occur and be continuing, the Trustee or the holders of at least 25% in prin-cipal amount of the outstanding Debt Securities of that series may declare the principal and accrued interest of all of the Debt Securities of that series to be due and payable immediately.

            Each Indenture provides that the Trustee will, within 90 days after the occurrence of a default, give to holders of the Debt Securities of the series with respect to which a default has occurred notice of all uncured defaults known to it; but, except in the case of a default in the payment of principal or interest on Debt Securities of that series, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders.

            Each Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during a default to act with the required standard of care, to be indemnified by the holders of Debt Securities of the series with respect to which a default has occurred before proceeding to exercise any right or power under such Indenture at the request of such holders. Subject to such right of indemnification, each Inden-ture provides that the holders of a majority in principal amount of the outstanding Debt Securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee with respect to such series.

            The Company will be required to furnish to the Trus-tee annually a statement as to the fulfillment by the Company of all of its obligations under the applicable Indenture.

Modification of Indentures

            Unless the resolution establishing the terms of a series otherwise provides, the applicable Indenture and the Debt Securities of any series may be amended and any default may be waived as follows: the Debt Securities and the appli-cable Indenture may be amended with the consent of holders of a majority in principal amount of the Debt Securities of all series affected voting as one class. A default with respect to the Debt Securities of a series may be waived with the consent of the holders of a majority in principal amount of the Debt Securities of such series. However, without the consent of each holder affected, no amendment or waiver may (1) reduce the amount of Debt Securities whose holders must consent to an amendment or waiver, (2) reduce the interest on or change the time for payment of interest on any Debt Security, (3) change the fixed maturity of any Debt Security, (4) reduce the princi-pal of any non-Discounted Security or reduce the amount of principal of any Discounted Security that would be due on acceleration thereof, (5) change the currency in which princi-pal or interest on a Debt Security is payable, (6) waive any default in payment of interest on or principal of a Debt Secu-rity or (7) change certain provisions of the applicable Inden-ture regarding waiver of past defaults and amendments with the consent of holders other than to increase the principal amount of Debt Securities required to consent. Without the consent of any holder, the applicable Indenture or the Debt Securities may be amended to cure any ambiguity, omission, defect or inconsis-tency; to provide for the assumption of Company obligations to holders in the event of a merger or consolidation requiring such assumption; to provide that specific provisions in the applicable Indenture not apply to a series of Debt Securities not previously issued; to create a series and establish its terms; to provide for a separate Trustee for one or more series; or to make any change that does not materially adversely affect the rights of any holder.

Defeasance

            Debt Securities of a series may be defeased in accor-dance with their terms and, unless the resolution establishing the terms of the series otherwise provides, as set forth below. The Company at any time may terminate as to a series all of its obligations (except for certain obligations with respect to the defeasance trust, bearer securities, securityholder lists, com-pensation and indemnity and replacement of the Trustee and obligations to register the transfer or exchange of a Debt Security, to replace destroyed, lost or stolen Debt Securities and to maintain agencies in respect of the Debt Securities) with respect to the Debt Securities of a series and the appli-cable Indenture ("legal defeasance"). The Company at any time may terminate its obligations with respect to the Debt Securi-ties of a series under the covenants described under "Cove-nants" ("covenant defeasance").

            The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, the Debt Securities of a series may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option, the Debt Securities of a series may not be accelerated as a result of noncompliance with the covenants described under "Covenants."

            To exercise either option as to the Debt Securities of a series, the Company must irrevocably deposit in the trust (the "defeasance trust") with the applicable Trustee money or U.S. Government Obligations for the payment of principal, pre-mium, if any, and interest on the Debt Securities of the series to redemption or maturity and must comply with certain other conditions. In particular, if the defeasance occurs more than twelve months prior to the earlier of the maturity or the date fixed for redemption of the series to be defeased, the Company must obtain an opinion of tax counsel that the defeasance will not result in recognition for Federal income tax purposes of any gain or loss to holders of the Debt Securities of the series. "U.S. Government Obligations" are direct obligations of the United States of America which have the full faith and credit of the United States of America pledged for payment and which are not callable at the issuer's option, or certificates representing an ownership interest in such obligations.

Conversion Rights of Debt Securities

            If so indicated in the applicable Prospectus Supple-ment with respect to a particular series of Debt Securities, holders of such series of Debt Securities will be entitled, at any time prior to the date set forth in the Prospectus Supple-ment relating to such series, subject to prior redemption, to convert such Debt Securities or portions thereof (which are

$1,000 or integral multiples thereof) into or for Common Stock of the Company, at the conversion rate stated in the Prospectus Supplement, subject to adjustment as described below or in the applicable Prospectus Supplement. The right to convert Debt Securities called for redemption will terminate at the close of business on the redemption date, and will be lost if not exer-cised prior to that time unless the Company defaults in making the payments due upon redemption.

            To convert a Debt Security, a holder must (i) com-plete and manually sign the conversion notice (the "Conversion Notice") on the back of the Debt Security (or complete and man-ually sign a facsimile thereof) and deliver such notice to the Conversion Agent or any other office or agency maintained for such purpose, (ii) surrender the Debt Security to the Conver-sion Agent or at such other office or agency by physical deliv-ery, (iii) if required, furnish appropriate endorsements and transfer documents, and (iv) if required, pay all transfer or similar taxes. The date by which such notice shall have been received and the Debt Security shall have been so surrendered to the Conversion Agent is the Conversion Date. Such Conver-sion Notice shall be irrevocable and may not be withdrawn by a holder for any reason.

            Unless otherwise provided in the applicable Prospec-tus Supplement, the conversion rate is subject to adjustment upon the occurrence of certain events, including the issuance of Common Stock as a dividend or distribution on the Common Stock; subdivisions, combinations and certain reclassifications of Common Stock; the issuance to all holders of Common Stock of shares or certain rights or warrants to subscribe for shares of Common Stock at less than the then current market price per share; and the distribution to all holders of Common Stock of any assets (other than cash dividends paid out of retained earnings) or debt securities or any rights or warrants to pur-chase assets or debt securities. The Company may also increase the conversion rate at any time, temporarily or otherwise, by any amount so long as the conversion rate does not cause Common Stock to be issued at less than its par value.

            No adjustment in the conversion rate will be required unless such adjustment would require a change of at least 1% of the conversion rate then in effect; provided, however, that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment.

            If any Debt Security is converted between the record date for the payment of interest and the next succeeding inter-est payment date, such Debt Security must be accompanied by funds equal to the interest payable on such next succeeding interest payment date on the principal amount so converted (unless such Debt Security shall have been called for redemp-tion during such period, in which case no such payment shall be required), and the interest on the principal amount of the Debt Security being converted will be paid on such next succeeding interest payment date to the registered holder of such Debt Security on the immediately preceding record date. A Debt Security converted on an interest payment date need not be accompanied by any payment, and the interest on the principal amount of the Debt Security being converted will be paid on such interest payment date to the registered holder of such Debt Security on the immediately preceding record date, except as otherwise provided above. Subject to the aforesaid right of the registered holder to receive interest, no payment or adjustment will be made on conversion for interest accrued on the converted Debt Security or for dividends on the Common
Stock issued on conversion.

Governing Law

            The Indentures and the Debt Securities will be gov-erned by, and construed in accordance with, the laws of the State of New York.

                       DESCRIPTION OF CAPITAL STOCK

General

            The Company is authorized to issue 350,000,000 shares of Common Stock, par value $1.00 per share, and 5,000,000 shares of Preferred Stock, without par value. All outstanding shares of Common Stock are fully paid and non-assessable. As of April 30, 1996, there were 143,718,424 shares of Common
Stock outstanding.

Common Stock

            Subject to the rights of the holders of Preferred Stock, the holders of the Common Stock of the Company are enti-tled to receive dividends from funds legally available therefor when, as and if declared by the Board of Directors, and are entitled upon liquidation to share ratably in all assets of the

Company after satisfaction in full of the prior rights of cred-itors of the Company and holders of any Preferred Stock.

            The holders of the Common Stock are entitled to one vote for each share held on all matters as to which sharehold-ers are entitled to vote. The holders of the Common Stock do not have cumulative voting rights, any preferential or preemp-tive right with respect to any securities of the Company, or any conversion rights. The Common Stock is not subject to redemption. The outstanding shares of Common Stock are fully paid and non-assessable.

            The Common Stock is listed on the following stock exchanges: New York, Chicago (options), London, Zurich, Basel and Geneva. The transfer agent for the Common Stock is Chemical
Mellon Shareholder Services L.L.C.

Preferred Stock

            The Company is authorized to issue 5,000,000 shares of Preferred Stock which may be issued from time to time in one or more series with such rights, preferences and limitations as are determined by the Company's Board of Directors. Satisfac-tion of any dividend preferences of outstanding Preferred Stock would reduce the amount of funds available for the payment of dividends on Common Stock. Also, holders of Preferred Stock would normally be entitled to receive a preference payment before any payment is made to holders of Common Stock in the event of any liquidation, dissolution or winding-up of the Com-pany. As of the date of this Prospectus, no shares of Pre-ferred Stock are issued or outstanding.

Supermajority Voting Requirements
and Classified Board of Directors

            The Company's Restated Certificate of Incorporation provides that, in order to approve a merger or consolidation with or into, or a sale or other transfer of all or a portion of the assets of the Company other than in the ordinary course of business to, or the issuance or transfer of voting securi-ties of the Company as part of an exchange or acquisition of the securities or assets (including cash) of, any entity which is the beneficial owner of 5% or more of the outstanding shares of the Company entitled to vote in the election of Directors, the affirmative vote of not less than 80% of the outstanding shares of Common Stock (including at least 50% of the outstand-ing shares of Common Stock held by stockholders other than such

5% beneficial owner) is required. The foregoing provision would not be applicable if the proposed transaction was approved by a majority of the Board of Directors of the Company who had been duly elected and acting as members of the Board prior to the time such 5% beneficial owner became the benefi-cial owner of 5% or more of the outstanding shares of Common Stock.

            The Company's Restated Certificate of Incorporation also provides for a classified Board of Directors divided into three classes. All classes shall be as nearly equal in number as possible and no class shall include less than two Directors, with one class of Directors to be elected each year for a three-year term.

            Neither provision described in the foregoing para-graphs can be amended without the affirmative vote of the hold-ers of at least 80% of the outstanding shares of Common Stock (including at least 50% of the outstanding shares of Common Stock held by stockholders other than a 5% beneficial owner).

            The Company believes that the classified Board and such 80% voting requirements are desirable to assure continuity in Board membership and in policy formulated by the Board.
Such provisions will serve to moderate the pace of any change in control of the Company by extending the time required to elect a majority of the Directors and will better enable the Board to protect the interests of shareholders in the event that any person or corporation should attempt to obtain control of the Company.

            It is recognized, however, that the effect of such provisions is to make it more difficult to change Directors even should this be desired by a majority of the Company's stockholders, and may be to render more difficult or to dis-courage a merger, tender offer or proxy contest or the assump-tion of control by a holder of a large block of Company securities.

            The aforementioned 80% voting requirement for approval of specified transactions with 5% beneficial owners, absent Board approval, provides the Board and minority stock-holders with a veto power over such transactions. Such provi-sion would be beneficial to Company management when confronted with a hostile tender offer and may deter such offers, thus depriving a stockholder of the opportunity to dispose of his or her shares to a hostile tender offeror at a price substantially in excess of market value. The deterrence of such offers also has the effect of supporting existing management in its present position.

Directors' Liability

            The Company's Restated Certificate of Incorporation, as amended, provides that, to the fullest extent permitted by Delaware law, no Director of the Company will be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which the Director derived an improper personal benefit. The effect of such provisions in the Restated Certificate of Incorporation will be to eliminate the rights of the Company and its stockholders (including through stockholders' deriva-tive suits on behalf of the Company) to recover monetary dam-ages against a Director for breach of fiduciary duty as a Director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above.

                           PLAN OF DISTRIBUTION

            The Company may sell the Debt Securities (i) through underwriters or dealers; (ii) through agents; (iii) directly to purchasers; or (iv) through a combination of any such methods of sale. Any such underwriter, dealer or agent may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended. The Prospectus Supplement relating to any offering of Debt Securities will set forth their offering terms, including the name or names of any underwriters, the purchase price of the Debt Securities and the proceeds to the Company from such sale, any underwriting discounts, commissions and other items constituting underwriters' compensation, any initial public offering price, and any underwriting discounts, commissions and other items allowed or reallowed or paid to dealers and any securities exchanges on which the Debt Securi-ties may be listed.

            If underwriters are used in the sale, the Debt Secu-rities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, at fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, or at prices related to such prevailing market prices, or at negoti-ated prices. The Debt Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the Prospectus Supple-ment, the obligations of the underwriters to purchase the Debt Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the offered Debt Securities, if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

            Debt Securities may be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of the Debt Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the accompanying Prospectus Supplement.
Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.

            If so indicated in the Prospectus Supplement, the Company will authorize underwriters, dealers or agents to solicit offers by certain specified institutions to purchase Debt Securities from the Company at the public offering price set forth in the accompanying Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be sub-ject to any conditions set forth in the accompanying Prospectus Supplement and such Prospectus Supplement will set forth the commission payable for solicitation of such contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.

            Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnifica-tion by the Company against certain civil liabilities, includ-ing liabilities under the Securities Act of 1933, as amended, or to contribution by the Company to payments they may be required to make in respect thereof.

            Certain of the underwriters, agents or dealers and their associates may be customers of, or engage in transactions with and perform services for, the Company in the ordinary course of business.

                               LEGAL MATTERS

            Certain legal matters in connection with the Debt
Securities will be passed upon for the Company by Cahill Gordon
& Reindel (a partnership including a professional corporation), New York, New York.

                                  EXPERTS

            The consolidated balance sheets as of December 31, 1995 and 1994 and the consolidated statements of earnings, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995, incorporated by refer-ence in this Prospectus and elsewhere in the Registration Statement, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                 PART II

               INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Securities and Exchange Commission
  Registration Fee .........................................      $ 86,207
Cost of Printing ...........................................        50,000
Rating Agency Fees .........................................       110,000
Independent Auditors' Services and Expenses ................        25,000
Legal Services and Expenses (including
  Blue Sky fees and expenses) ..............................        90,000
Trustees' Fees and Expenses ................................        10,000
Miscellaneous ..............................................         8,793

                           Total ...........................      $380,000
                                                                  ========

            Other than the Securities and Exchange Commission
Registration Fee, all amounts set forth above are estimates.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

            Section 145 of the Delaware General Corporation Law provides for indemnification of directors and officers against any legal liability (other than liability arising from deriva-tive suits) if the officer or director acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation. In criminal actions, the officer or director must also have no reasonable cause to believe that his or her conduct was unlawful. A cor-poration may indemnify an officer or director in a derivative suit if the officer or director acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation unless the officer or director is found liable to the corporation. How-ever, if the Court of Chancery or the court in which the offi-cer or director was found liable determines that the officer or director is fairly and reasonably entitled to indemnity, then the Court of Chancery or such other court may permit indemnity for such officer or director to the extent it deems proper.

            The Registrant's Certificate of Incorporation pro-vides that a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) payment of an improper dividend or for an improper repurchase or redemption of the stock of the Corporation in violation of Section 174 of the Delaware General Corporation Law or (iv) transactions in which the director derives any improper personal benefit.


Item 16.    EXHIBITS.

      1.1   --    Form of Underwriting Agreement.
      1.2   --    Form of Distribution Agreement (incorpo-
                  rated by reference to Registration
                  Statement No. 33-58507 filed with the
                  Securities and Exchange Commission on
                  April 10, 1995).
      4.1   --    Form of Senior Indenture (including form
                  of Senior Debt Security).
      4.2   --    Form of Subordinated Indenture (includ-
                  ing form of Subordinated Debt Security).
      4.3   --    Certificate of Incorporation (incorpo-
                  rated by reference to Form 10, as
                  amended on Form 8-K filed with the Secu-
                  rities and Exchange Commission on
                  May 19, 1981).
      4.4   --    By-laws of the Company as amended
                  September 17, 1981 (incorporated by ref-
                  erence to Form 10-Q for the quarter
                  ended September 30, 1981).
      4.5   --    Certificate of Amendment to the Restated
                  Certificate of Incorporation of the Com-
                  pany (incorporated by reference to Form
                  10-K for the year ended December 31,
                  1987).
      4.6   --    Article XVII of the Registrant's By-laws
                  as amended on May 2, 1988 (incorporated
                  by reference to Form 8-K filed with the
                  Securities and Exchange Commission on
                  May 21, 1988).
      4.7   --    Certificate of Amendment to the Restated
                  Certificate of Incorporation of the Com-pany (incorporated by reference to Form
                  10-Q for the quarter ended March 31,
                  1993).

      4.8   --    Certificate of Amendment to the Restated
                  Certificate of Incorporation of the Com-
                  pany (incorporated by reference to
                  Form 10-Q for the quarter ended
                  March 31,1996).
      5.1   --    Opinion of Cahill Gordon & Reindel.
      12.1  --    Statement of Computation of Ratio of
                  Earnings to Fixed Charges.
      23.1  --    Consent of Coopers & Lybrand L.L.P.
      23.2 --     Consent of Cahill Gordon & Reindel
                  (included as part of Exhibit 5.1).
      24.1  --    Power of Attorney.
      25.1  --    Form T-1 Statement of Eligibility and
                  Qualification of the Senior Trustee
                  under the Trust Indenture Act of 1939,
                  as amended.
      25.2  --    Form T-1 Statement of Eligibility and
                  Qualification of the Subordinated Trus-
                  tee under the Trust Indenture Act of
                  1939, as amended (to be filed by amend-
                  ment when the Subordinated Trustee is
                  selected).
_______________



ITEM 17.    UNDERTAKINGS.

      (a)   The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Regis-tration Statement:

                 (i) To include any prospectus required by Sec-tion 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamen-tal change in the information set forth in the Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in clauses
(i) and (ii) of this paragraph shall not apply if the informa-tion required to be included in such post-effective amendment is contained in periodic reports filed by the Registrant pursu-ant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Regis-tration Statement.

            (2) That, for the purpose of determining any lia-bility under the Securities Act of 1933, each such post-effec-tive amendment shall be deemed to be a new registration state-ment relating to the securities offered therein, and the offer-ing of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered herein which remain unsold at the termination of the offering.

      (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pur-suant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Com-mission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Regis-trant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such direc-tor, officer or controlling person in connection with the secu-rities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate juris-diction the question of whether such indemnification by it is against public policy, as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

      (d) The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act (the "Act") in accordance with the rules and regulations prescribed by the Commission under
Section 305(b)(2) of the Act.

                                SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reason-able grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned thereunto duly authorized in the City of Iselin, State of New Jersey, on the 23rd day of May, 1996.

                                    ENGELHARD CORPORATION





                                    By:  /s/ Orin R. Smith
                                        ------------------------------
                                          Orin R. Smith
                                          Chairman and Chief
                                          Executive Officer


            Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

      SIGNATURE                     TITLE                          DATE

/s/ Orin R. Smith              Chairman, Chief                 May 23, 1996
- --------------------------     Executive Officer and
  Orin R. Smith                Director (Principal
                               Executive Officer)

/s/ William E. Nettles         Vice President                  May 23, 1996
- --------------------------     and Chief Financial
  William E. Nettles           Officer (Principal
                               Financial Officer)

/s/ Martin J. Connor, Jr.      Controller (Principal           May 23, 1996
- --------------------------     Accounting Officer)
  Martin J. Connor, Jr.


          *                    Director                        May 23, 1996
- --------------------------
  Linda G. Alvarado


          *                    Director                        May 23, 1996
- --------------------------
  Marion H. Antonini

          *                    Director                        May 23, 1996
- --------------------------
  L. Donald LaTorre


          *                    Director                        May 23, 1996
 --------------------------
 Anthony W. Lea


          *                    Director                        May 23, 1996
- --------------------------
  William R. Loomis, Jr.


          *                    Director                        May 23, 1996
- --------------------------
  James V. Napier


          *                    Director                        May 23, 1996
- --------------------------
  Norma T. Pace


          *                    Director                        May 23, 1996
- --------------------------
  Reuben F. Richards


          *                    Director                        May 23, 1996
- --------------------------
  Henry R. Slack


          *                    Director                        May 23, 1996
- --------------------------
  Douglas G. Watson




*By: /s/ Arthur A. Dornbusch, II
     ----------------------------
      Arthur A. Dornbusch, II
      Attorney-in-Fact

              SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C. 20549



                    ______________________




                           EXHIBITS
                              to
                           FORM S-3


                    REGISTRATION STATEMENT
                             UNDER
                  THE SECURITIES ACT OF 1933



                    ______________________


                     ENGELHARD CORPORATION
    (Exact name of Registrant as specified in its charter)

                              EXHIBIT INDEX


Exhibit No.                   Description

      1.1   --    Form of Underwriting Agreement.

      1.2   --    Form of Distribution Agreement (incorpo-
                  rated by reference to Registration
                  Statement No. 33-58507 filed with the
                  Securities and Exchange Commission on
                  April 10, 1995).

      4.1   --    Form of Indenture (including form of
                  Senior Debt Security).

      4.2   --    Form of Subordinated Indenture (includ-
                  ing form of Subordinated Debt Security).

      4.3   --    Certificate of Incorporation (incorpo-
                  rated by reference to Form 10, as
                  amended on Form 8-K filed with the Secu-rities and Exchange Commission on
                  May 19, 1981).

      4.4   --    By-laws of the Company as amended
                  September 17, 1981 (incorporated by ref-erence to Form 10-Q for the quarter ended September 30, 1981).

      4.5   --    Certificate of Amendment to the Restated
                  Certificate of Incorporation of the Com-pany (incorporated by reference to Form
                  10-K for the year ended December 31,
                  1987).

      4.6   --    Article XVII of the Registrant's By-laws
                  as amended on May 2, 1988 (incorporated
                  by reference to Form 8-K filed with the
                  Securities and Exchange Commission on
                  May 21, 1988).

      4.7   --    Certificate of Amendment to the Restated
                  Certificate of Incorporation of the Com-pany (incorporated by reference to Form
                  10-Q for the quarter ended March 31,
                  1993).

      4.8   --    Certificate of Amendment to the Restated
                  Certificate of Incorporation of the

                  Company (incorporated by reference to
                  Form 10-Q for the quarter ended March
                  31, 1996).

      5.1   --    Opinion of Cahill Gordon & Reindel.

      12.1  --    Statement of Computation of Ratio of
                  Earnings to Fixed Charges.

      23.1  --    Consent of Coopers & Lybrand L.L.P.

      23.2  --    Consent of Cahill Gordon & Reindel
                  (included as part of Exhibit 5.1).

      24.1  --    Powers of Attorney.

      25.1 --     Form T-1 Statement of Eligibility and
                  Qualification of Chase Manhattan Bank,
                  N.A., as senior trustee, under the Trust
                  Indenture Act of 1939, as amended.

      25.2 --     Form T-1 Statement of Eligibility and
                  Qualification of the Subordinated Trus-
                  tee under the Trust Indenture Act of
                  1939, as amended (to be filed by amend-
                  ment when the Subordinated Trustee is
                  selected).
























                                    -2-